Exhibit 99.1

Contact:	Dan Yarbrough, Vice President of Investor Relations
danyarbrough@orthofix.com
(704) 948-2617

Orthofix International First Quarter 2007
Financial Results Include 44% Revenue Growth

•	First quarter revenue totaled $117 million, up 44% from the first quarter of 2006, including $26.4 million from Blackstone Medical
•	Total spine sales rose 101% from prior year; Blackstone Medical revenues up 43% year-over-year
•	Orthopedic revenues increased 21% year-over-year
•	Sports medicine sales grew 10% compared with first quarter 2006
•	Reported net income was $6.3 million, or $0.37 per diluted share
•	International division revenue up 21% year-over-year

HUNTERSVILLE, N.C., May 8, 2007- Orthofix International N.V., (NASDAQ:OFIX) (the Company) announced today that total revenue for the first quarter ended March 31, 2007 was $117 million, an increase of 44% over the first quarter of 2006. This included $26.4 million from Blackstone Medical, Inc. (Blackstone), which was acquired in September of 2006. Excluding Blackstone’s revenue, Orthofix’s first quarter sales rose 12% over the prior year. The impact of foreign currency on sales for the first quarter of 2006 was a positive $2.0 million.

Reported first quarter earnings totaled $6.3 million, or $0.37 per diluted share. This included approximately $460,000 ($325,000 net of tax, or $0.02 per share) in professional fees related to a potential refinancing of the Company’s outstanding debt that was considered during the first quarter. Adjusted net income, excluding specified non-cash items, was $0.68 per diluted share.

“Orthofix’s core business sectors continued to produce strong revenue growth, reflecting the positive benefits of both the Blackstone acquisition and the broad-based restructuring initiatives we began last year,” said CEO Alan Milinazzo. “In addition to the strong year-over-year revenue growth in our spine sector from the acquisition, revenue increases in our orthopedic and sports medicine businesses represent organic growth resulting from recent new product introductions.”

Non-GAAP Financial Measures

The table below presents a reconciliation between net income calculated in accordance with generally accepted accounting principles (GAAP) and two non-GAAP financial measures, referred to as “adjusted net income” and “adjusted net income, excluding specified non-cash items”, that exclude from net income the items specified in the table. Management believes it is important to provide investors with the same non-GAAP metrics which it uses to supplement information regarding the performance and underlying trends of Orthofix’s business operations, facilitate comparisons to its historical operating results and internally evaluate the effectiveness of the Company’s operating strategies. A more detailed explanation of the items in the table below that are excluded from GAAP net income, as well as why management believes the non-GAAP measures are useful to them, is included in the Regulation G Supplemental Information schedule attached to this press release.

Reconciliation of Non-GAAP Performance Measures

First Quarter	Q107		Q106
	($000's)	EPS	($000's)	EPS

Reported GAAP net income	$6,267	$0.37	$8,246	$0.51

Specified Items:
Proceeds from litigation settlement	---	---	($1,089)	($0.06)
Senior management transition costs	---	---	$1,174	$0.07
Professional fees related to potential debt refinancing	$325	$0.02	---	---

Adjusted net income	$6,592	$0.39	$8,331	$0.52

Specified non-cash items:
Non-cash BREG amortization	$861	$0.05	$900	$0.05
Non-cash Blackstone amortization	$2,400	$0.14	---	---
Equity compensation expense (FAS 123R)	$1,628	$0.10	$946	$0.06

Adj. net income, excluding specified non-cash items	$11,481	$0.68	$10,177	$0.63

NOTE: Some calculations may be impacted by rounding

Orthofix also announced that for the second quarter of 2007 it expects to generate $120-$125 million of total revenue. Second quarter earnings per diluted share are expected to be $0.41 to $0.46, and adjusted net income, excluding specified non-cash items is expected to be $0.70 to $0.75 per share. Based on revised expectations for a lower gross margin as a percentage of revenues for the remainder of 2007, the Company reduced its full-year earnings estimate by $0.08 per share, and now expects to report $1.86 to $1.96 per share, and $3.06 to $3.16 per share in adjusted earnings, excluding specified non-cash items.

The Company reiterated its full-year revenue expectations of $487 to $502 million.

This guidance includes the impact of non-cash equity compensation expenses that the Company now expects will total $0.38 per share for the remainder of 2007, or $0.14 per share higher than originally estimated. It also includes the impact of a revised estimated full-year tax rate of 28% to 30%, which is lower than the range of 34%-35% previously expected.

Revenue

Total first quarter sales in the Company’s spine sector grew 101% year-over-year, to $56.1 million. Implant and biologic revenues from Blackstone were $26.4 million, which was an increase of 43% compared with their first quarter sales in 2006, prior to the acquisition by Orthofix. This growth was due primarily to higher sales of implant products, including ICON™ minimally-invasive pedicle screw systems, Unity™ Anterior Lumbar Plating Systems, Construx™ vertebral body replacement devices and Pillar™ interbody devices. Additionally, revenue from Blackstone’s biologic portfolio increased primarily due to higher sales of Trinity™ bone growth matrix. Revenue from Orthofix’s market-leading spine stimulation devices rose 7% year-over-year on an 11% increase in unit volume. The growth was driven primarily by the continued strength of the Company’s Cervical-Stim™, which is the only FDA-approved stimulator for the cervical spine.

Revenue from Orthofix’s orthopedic business grew 21% percent, to $27.6 million, compared with the prior year. The increase was driven by the continued growth of the Company’s internal fixation and deformity correction devices, as well as 18% growth in sales of the Physio-Stim™ bone growth stimulator for non-union fractures. Together, these products represented approximately 23% of total orthopedic revenue in the first quarter.

The Company’s sports medicine sector revenue rose 10% year-over-year, to $21.2 million, primarily due to U.S. sales increases of 9% from its functional knee braces, including its innovative lines of FUSION™ braces, and 12% from its cold therapy products, including its PolarCare™ line of pain management devices.

Results in Orthofix’s international division continued to show improvement, with revenue growth of 21% compared with the first quarter last year. This was primarily a result of the improvement in the orthopedic business noted above.

Gross Margin

The gross margin percentage in the first quarter of 2007 expanded by 20 basis points year-over-year, to 73.7%, primarily as a result of the increase in sales of higher margin spine stimulation products and the inclusion of Blackstone’s higher margin spine implant revenues, as well as ongoing operational improvement initiatives. The first quarter gross margin included the impact of approximately $930,000 in non-cash amortization expense associated with the step-up in inventory recorded as part of the purchase accounting for the Blackstone acquisition.

Operating Expenses

Sales and marketing expenses as a percent of revenue increased by 10 basis points year-over-year, to 38.1%, while general and administrative (G&A) expenses decreased by 150 basis points, to 13.9% of sales. The decrease in G&A expenses was primarily attributed to $1.7 million in management transition costs incurred in the first quarter of the prior year, partially offset by approximately $460,000 of professional fees related to a potential refinancing of the Company’s outstanding debt that was considered during the first quarter.

Additionally, the Company recognized non-cash stock compensation expense of approximately $2.4 million ($1.6 million net of tax, or $0.10 per share), which was $0.02 per share higher than previously expected. This compares with $1.3 million ($946,000 net of tax, or $0.05 per share) in the first quarter of 2006.

Research and development expenses in the first quarter increased by 170 basis points year-over-year, to 5.4% of total sales, primarily due to the Blackstone acquisition.

Other Income and Expenses

Orthofix reported first quarter net interest expense of $5.7 million, compared with approximately $145,000 in 2006. The year-over-year increase was mainly a result of debt incurred in connection with the Blackstone acquisition. Other expenses of $556,000 were $505,000 higher than the prior year due primarily to non-cash foreign currency exchange losses.

Taxes

The tax rate in the first quarter was approximately 28%, which was below the Company’s previous full-year 2007 expectation of 34%-35%. Primarily as a result of the current operational structure of the Company, including benefits of the international restructuring in 2006, as well as the mix of revenues generated within and outside of the U.S., the Company now expects the full-year 2007 tax rate to be approximately 28%-30%.

Conference Call

Orthofix will host a conference call today at 11:00 AM Eastern Time to discuss the Company’s financial results for the first quarter of 2007. Interested parties may access the conference call by dialing (866) 626-7622 in the U.S., and (706) 758-3283 outside the U.S., and providing the conference ID 4511322. A replay of the call will be available for one week by dialing (800) 642-1687 in the U.S., and (706) 645-9291 outside the U.S., and entering the conference ID 4511322.

About Orthofix

Orthofix International, N.V., a global diversified orthopedic products company, offers a broad line of minimally invasive surgical, and non-surgical, products for the spine, orthopedic, and sports medicine market sectors that address the lifelong bone-and-joint health needs of patients of all ages-helping them achieve a more active and mobile lifestyle. Orthofix’s products are widely distributed around the world to orthopedic surgeons and patients via Orthofix’s sales representatives and its subsidiaries, including BREG, Inc. and Blackstone Medical, Inc., and via partnerships with other leading orthopedic product companies including Kendall Healthcare. In addition, Orthofix is collaborating in R&D partnerships with leading medical institutions such as the Orthopedic Research and Education Foundation, Rutgers University, the Cleveland Clinic Foundation, and National Osteoporosis Institute. For more information about Orthofix, please visit www.orthofix.com.

FORWARD-LOOKING STATEMENTS

This communication contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements, which may include, but are not limited to, statements concerning the projections, financial condition, results of operations and businesses of Orthofix and its subsidiaries and are based on management’s current expectations and estimates and involve risks and uncertainties that could cause actual results or outcomes to differ materially from those contemplated by the forward-looking statements.

Factors that could cause or contribute to such differences may include, but are not limited to, risks relating to the expected sales of its products, including recently launched products and those sold by recently acquired subsidiaries, unanticipated expenditures, changing relationship with customers, suppliers and strategic partners, risks relating to the protection of intellectual property, changes to the reimbursement policies of third parties, changes to governmental regulation of medical devices, the impact of competitive products, changes to the competitive environment, the acceptance of new products in the market, conditions of the orthopedic industry and the economy, corporate development and market development activities, unexpected costs or operating unit performance related to recent acquisitions and other factors described in our annual report on Form 10-K and other periodic reports filed by the Company with the Securities and Exchange Commission.

- Financial tables follow -

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, U.S. Dollars, in thousands, except per share and share data)

	For the three months
	ended March 31,
	2007	2006

Net sales	$117,032	$81,116
Cost of sales	30,796	21,459
Gross profit	86,236	59,657

Operating expenses
Sales and marketing	44,583	30,788
General and administrative	15,906	12,475
Research and development	6,337	2,964
Amortization	4,468	1,770
	71,294	47,997

Operating income	14,942	11,660

Interest income (expense), net	(5,664)	(145)
Other income/(loss), net	(556)	(52)
KCI settlement, net of litigation costs	0	1,093
Income before minority interests and income tax	8,722	12,556

Minority interests	(43)	0
Income before income tax	8,679	12,556

Income tax expense	(2,412)	(4,310)
Net income	$6,267	$8,246

Net income per common share - basic	$0.38	$0.51

Net income per common share - diluted	$0.37	$0.51

Weighted average number of common shares outstanding - basic	16,464,571	16,020,250

Weighted average number of common shares outstanding - diluted	16,926,257	16,184,755

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, U.S. Dollars, in thousands)

	As of	As of
	March 31,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$21,805	$25,881
Restricted cash	5,897	7,300
Trade accounts receivable	108,754	104,662
Inventory	78,127	70,395
Deferred income taxes	9,020	6,971
Prepaid expenses and other	21,307	18,759
Total current assets	244,910	233,968

Securities and other investments	4,082	4,082
Property, plant and equipment, net	26,778	25,311
Goodwill and Intangible assets, net	572,081	574,229
Deferred taxes and other long-term assets	25,640	24,695
Total assets	$873,491	$862,285

Liabilities and shareholders' equity
Current liabilities:
Bank borrowings	$2,738	$78
Current portion of long-term debt	3,300	3,334
Trade accounts payable	21,104	26,051
Other current liabilities	38,958	31,577
Total current liabilities	66,100	61,040

Long-term debt	307,255	312,055
Deferred income taxes	94,271	95,019
Other long-term liabilities	1,637	1,536
Total liabilities	469,263	469,650

Shareholders' equity
Common shares	1,651	1,645
Additional paid-in capital	131,723	128,297
	133,374	129,942

Retained earnings	254,700	248,433
Accumulated other comprehensive income	16,154	14,260
Total shareholders' equity	404,228	392,635

Total liabilities and shareholders' equity	$873,491	$862,285

ORTHOFIX INTERNATIONAL N.V.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, U.S. Dollars, in thousands)

	For three months ended March 31,
	2007	2006

Net cash provided by operating activities	$1,596	$1,771

Cash flows from investing activities:
Investment in subsidiaries and affiliates	(985)	(1,108)
Capital expenditure	(4,571)	(1,618)
Net cash used in investing activities	(5,556)	(2,726)

Cash flows from financing activities:
Net repayment of loans and borrowings	(2,203)	(15,092)
Proceeds from issuance of common stock	1,637	637
Tax benefit on non-qualified stock options	396	53
Net cash used in financing activities	(170)	(14,402)

Effect of exchange rate changes on cash	54	176

Net decrease in cash and cash equivalents	(4,076)	(15,181)
Cash and cash equivalents at the beginning of the period	25,881	63,786
Cash and cash equivalents at the end of the period	$21,805	$48,605

Net sales by business segment for the periods ended March 31,
(In millions)

	Three Months Ended March 31,
	2007	2006	% Increase

Orthofix Domestic	$39.1	$36.5	7%

Blackstone	26.4	0.0	n/m

Breg	20.1	18.6	8%

Orthofix International	31.4	26.0	21%

Total	$117.0	$81.1	44%

Net sales by market sector for the periods ended March 31,
(In millions)

	Three Months Ended March 31,
	2007	2006	% Increase

Orthopedic Products
Spine	$56.1	$27.9	101%
Orthopedics	27.6	22.9	21%
Sports Medicine	21.2	19.2	10%
	104.9	70.0	50%

Vascular	4.9	5.3	-8%
Other	7.2	5.8	24%

Total	$117.0	$81.1	44%

Regulation G Supplemental Information Schedule

The information in this schedule is set up in three sections intended to address different aspects of Regulation G.

Section 1 includes a table that reconciles the Company’s 2007 estimates for net income per share calculated in accordance with generally accepted accounting principles (GAAP) and a non-GAAP financial measure, referred to as “adjusted net income, excluding additional specified non-cash items”, that is also expressed as a per share amount and excludes from net income the items specified in the table.

Section 2 contains explanations of each of the specified items and additional non-cash specified items listed in the Reconciliation of Non-GAAP Performance Measures for the 1st quarters of 2007 and 2006 that is included in the body of this release, and the Reconciliation of a Non-GAAP Guidance Measure included below in Section 1 of this supplemental schedule.

Section 3 provides detailed disclosures indicating the reasons management believes our non-GAAP measures are useful.

Section 1

	EPS
	FY 2007	Q207
Estimated GAAP net income	$1.86-$1.96	$0.41-$0.46

Specified non-cash items

Equity compensation expense (FAS 123R)	$0.48	$0.10
Amortization related to BREG purchase accounting	$0.19	$0.05
Amortization related to Blackstone purchase accounting	$0.53	$0.14

Adjusted net income, excluding specified non-cash items	$3.06-$3.16	$0.70-$0.75

Section 2

Description of 1st quarter Specified Items and Specified Non-Cash Items

Specified Items

•	Proceeds from litigation settlement- proceeds from the KCI legal settlement involving a patent infringement that was resolved in 2005, net of legal costs incurred.

•	Senior management transition costs- expenses related to the succession of Orthofix’s previous CEO.
•
Professional fees related to potential debt refinancing - professional fees incurred in connection with the potential refinancing of the Company outstanding debt, which was being considered during the first quarter. Any further consideration has been deferred pending clarification of possible changes to the relevant accounting rules that are currently under review by the governing bodies within the accounting profession.

Specified Non-Cash Items

•	Non-cash BREG amortization- non-cash amortization of purchase accounting items associated with the acquisition of BREG, net of tax.
•
Non-cash Blackstone amortization- non-cash amortization of purchase accounting items associated with the acquisition of Blackstone Medical, net of tax. This includes amortization related to intangible assets as well as the step-up of inventory being amortized as a part of the cost of goods sold.

•	Adoption of FAS 123R- equity compensation expense resulting from the adoption of FAS 123R.

Section 3

Management use of, and economic substance behind, Non-GAAP Financial Measures

Management uses the two non-GAAP measures, referred to as “adjusted net income” and “ adjusted net income, excluding additional specified non-cash items”, to evaluate performance period over period, to analyze the underlying trends in the Company's business, to assess its performance relative to its competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, following the Company's acquisition of Blackstone Medical, and the related increase in Orthofix’s debt, management has increased its focus on cash generation and debt reduction. Management uses these non-GAAP measures as the basis for assessing the ability of the underlying operations to generate cash for use in paying down debt. In addition, management uses these non-GAAP measures to further its understanding of the performance of the Company's business segments. The items excluded from Orthofix’s non-GAAP measures are also excluded from the profit or loss reported by the company’s business segments for the purpose of analyzing their performance.

Material Limitations Associated with the Use of Non-GAAP Measures

Non-GAAP adjusted net income and the per share amounts based on this measure, as well as non-GAAP adjusted net income, excluding additional specified non-cash items, and the per share amounts based on this measure, may have limitations as analytical tools, and these non-GAAP measures should not be considered in isolation or as a replacement for GAAP financial measures. Some of the limitations associated with the use of these non-GAAP financial measures are that they exclude items that reflect an economic cost to the company and can have a material effect on cash flows. For example, the amortization of purchased intangible assets does not directly affect Orthofix’s cash flows, however, it does represent the reduction in value of those assets over time, and the expense associated with this reduction in value is not included in the company’s non-GAAP measures. Similarly, stock compensation expense does not directly impact cash flows, but is part of total compensation costs accounted for under GAAP.

Compensation for Limitations Associated with Use of Non-GAAP Measures

Orthofix compensates for the limitations of its non-GAAP financial measures by relying upon its GAAP results to gain a complete picture of the Company's performance. The GAAP results provide the ability to understand the Company’s performance based on a defined set of criteria. The non-GAAP numbers reflect the underlying operating results of the Company’s businesses, excluding non-operating or unusual items, which management believes are important measures of the company's overall performance.

The company provides detailed reconciliations of each non-GAAP financial measure to its most directly comparable GAAP measure, and encourages investors to review these reconciliations.

Usefulness of Non-GAAP Measures to Investors

Orthofix believes that providing non-GAAP measures that exclude certain items provides investors with greater transparency to the information used by the Company’s senior management in its financial and operational decision-making. Management believes that providing this information enables investors to better understand the performance of the Company's ongoing operations and to understand the methodology used by management to evaluate and measure such performance. Disclosure of these non-GAAP financial measures also facilitates comparisons of Orthofix’s underlying operating performance with other companies in its industry that also supplement their GAAP results with non-GAAP financial measures.